As filed with the Securities and Exchange Commission on April 18, 2011

Registration No. 333-172048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SJW CORP.

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	77-0066628 (I.R.S. Employer Identification No.)

110 W. Taylor Street

San Jose, California 95110

408-279-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suzy Papazian

Corporate Secretary/Attorney

SJW Corp.

110 W. Taylor Street

San Jose, California 95110

408-279-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Singer

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

215-963-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2011

PROSPECTUS

SJW Corp.

Dividend Reinvestment and Stock Purchase Plan

3,000,000 shares

Common Stock, $0.521 par value

SJW Corp. is pleased to offer you the opportunity to participate in the SJW Corp. Dividend Reinvestment and Stock Purchase Plan.

The SJW Corp. Dividend Reinvestment and Stock Purchase Plan offers you the opportunity to:

•	Buy shares of SJW Corp. common stock conveniently and economically, even if you are not currently an SJW Corp. shareholder.

•	Reinvest your cash dividends in SJW Corp. common stock.

•	Authorize automatic investments in SJW Corp. common stock from your checking or savings account.

•	Send in your SJW Corp. stock certificates for safekeeping in the Plan.

See “How the Plan Works – What price will I pay for shares?” on page 5 of this prospectus for an explanation of how the price for shares purchased under the SJW Corp. Dividend Reinvestment and Stock Purchase Plan will be determined.

Our common stock is listed on the New York Stock Exchange under the symbol “SJW.” The mailing address of our principal executive offices is 110 West Taylor Street, San Jose, California 95110, and our telephone number is 408-279-7800.

Investing in SJW Corp. securities involves risk. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2011

You should rely only on the information contained in this prospectus or incorporated by reference with respect to the offering made by this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

PLAN SUMMARY

This prospectus describes the terms of the SJW Corp. Dividend Reinvestment and Stock Purchase Plan, referred to in this prospectus as the “Plan.” Please read this prospectus carefully before enrolling in the Plan.

Enrollment. To enroll in the Plan, you must be a registered owner of SJW Corp. common stock, or you must become a registered owner by buying a minimum of $250.00 of SJW Corp. common stock through the Plan when you enroll.

Your Plan Account. When you enroll in the Plan, an account will be opened in your name to hold the SJW Corp. stock that you buy. The shares in your account will be held in “book entry” form. This means that, instead of receiving stock certificates, your share ownership will be reflected in statements of your Plan account. However, at any time you may obtain stock certificates for whole shares held in your account, without charge.

Dividend Reinvestment. Shares purchased through dividend reinvestment will be added to your Plan account. There is no transaction fee for dividend reinvestment.

Additional Purchases. You may make additional purchases of SJW Corp. common stock by mail through the Plan, as often as monthly. You also may make automatic monthly purchases of SJW Corp. common stock by means of electronic funds transfer from your bank checking or savings account. In addition, you may make optional cash purchases online as a one-time event or recurring event using electronic funds transfer from a bank account. Regardless of the method of purchase you use, each purchase you make must be for a minimum of $25.00, and all purchases may not exceed $50,000.00 in any calendar year. There is no transaction fee for additional purchases.

Selling Shares in Your Account. You may sell some or all of the shares held in your account. Sales may be executed as often as daily but will be executed at least weekly. A transaction fee of $15.00 plus $0.10 per share sold will be deducted from the sale proceeds, in addition to any applicable transfer taxes.

Contact Information. American Stock Transfer and Trust Company LLC (“AST”) acts as agent for participants in the Plan and administers the Plan for SJW Corp. You may contact AST in the following ways:

Telephone:	1-877-281-4378

Mail:	TRANSACTION PROCESSING

American Stock Transfer and Trust Company LLC P.O. Box 922 Wall Street Station New York, NY 10269-0560

CORRESPONDENCE

American Stock Transfer and Trust Company LLC 6201 15th Avenue Brooklyn, NY 11219

Internet:	www.amstock.com

Forms. Your Plan statement will contain a form that may be used for future Plan transactions. Call AST if you require any additional forms.

Safekeeping. You may send your SJW Corp. common stock certificates to AST for safekeeping. The shares will be converted to book entry shares to be held in your Plan account. There is a fee of $7.50 for safekeeping; however, this fee is waived if the request covers both the deposit of the shares and the subsequent sale of the shares.

Transaction Fees. You are responsible for the transaction fees described in this prospectus. All fees are subject to change. There are no fees for dividend reinvestment or additional purchases of SJW Corp. common stock. Fees that are payable by Plan participants are set forth below. Except as described in this prospectus, SJW Corp. pays the costs of administering the Plan.

Dividend Reinvestment	No charge

Additional Purchases	No charge

Sale of stock	$15.00 plus $0.10 per share

Withdrawal/Termination from Plan	$15.00

Returned Check/Insufficient Funds	$25.00 per check/electronic funds transfer rejection

Duplicate Statement	No fee for current year, $25.00 for previous years

Safekeeping	$7.50 for each deposit

If a check is returned for insufficient funds or if there are insufficient funds in your bank account for an electronic funds transfer, AST reserves the right to sell all or a portion of your Plan shares to cover the returned check/insufficient funds fee. See Question 5.

Because this is a summary of the Plan, it may not contain all the information that may be important to you. You should read this entire prospectus carefully.

RISK FACTORS

Investing in SJW Corp.’s common stock involves risk. See the risk factors described in SJW Corp.’s Annual Report on
Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this prospectus, as well as in any subsequent filings. Before making an investment decision, you should carefully consider these risks as well as other information SJW Corp. includes or incorporates by reference in this prospectus, including filings made with the Securities and Exchange Commission (“SEC”) after the date of this prospectus. These risks could materially affect SJW Corp.’s business, results of operations or financial condition and cause the value of the common stock to decline. You could lose all or part of your investment.

HOW THE PLAN WORKS

1.	Who is eligible to participate in the Plan?

All U.S. citizens are eligible to participate in the Plan, whether or not they are currently shareholders of SJW Corp. If you are not a U.S. citizen, you may participate in the Plan, provided there are not any laws or governmental regulations that would prohibit you from participating or affect the terms of the Plan. SJW Corp. and AST reserve the right to deny or terminate participation of any person if SJW Corp. or AST deem it advisable under any laws or regulations.

2.	How do I enroll in the Plan?

To enroll in the Plan, you must be a registered owner of SJW Corp. common stock, or you may become a registered owner by buying a minimum of $250.00 in common stock through the Plan and enrolling that stock in the Plan at the same time. Both methods of enrollment are described below:

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If you are a registered owner (which means that you already own one or more shares of SJW Corp. stock in your name), but do not currently participate in the Plan, you must complete an enrollment form. Mail the form to AST at the address provided in Question 3. You can request an enrollment form by telephoning AST at 1-877-281-4378. You also may enroll online at www.amstock.com. You will need to enter your ten digit AST account number and your social security number to gain access to your account. If you own SJW Corp. stock through another name (for example, in a broker, bank, trust or other nominee name) you can arrange with the nominee to transfer some or all of your SJW Corp. shares into your name, and then enroll the shares using these instructions. If you do not wish to transfer shares held in nominee name, you can buy additional shares in your name through the Plan when you enroll, as described immediately below.

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You may become a registered owner by enrolling in and purchasing SJW Corp. common stock through the Plan. The minimum initial purchase is $250.00. Complete the enrollment form and mail the form, together with a check payable to “American Stock Transfer and Trust Company LLC,” to AST at the address provided in Question 3. You can request an enrollment form by telephoning AST at 1-877-281-4378. All payments must be in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, neither SJW Corp. nor AST are able to accept checks clearing through non-U.S. banks. Please do not send cash.

Shares of common stock that you purchase under the Plan or transfer into the Plan will be credited to your Plan account and held in “book entry” form. This means that, instead of receiving stock certificates, your share ownership will be reflected in statements of your Plan account. Although shares purchased under the Plan will be held in book entry form, if you hold certificates for SJW Corp. common stock or hold your shares through direct registration you may participate in the Plan and continue to hold your stock certificates or hold your shares through direct registration in your own name. Alternatively, you may choose to deposit any certificates for shares of common stock held in your own name or transfer shares held through direct registration in your name to your Plan account. The procedures for safekeeping with respect to SJW Corp. stock certificates are described in Question 10. There is a fee of $7.50 for safekeeping your shares. However, this fee is waived if the request for safekeeping also includes a request to sell the shares.

3.	Who is the Plan Administrator?

SJW Corp.’s transfer agent, American Stock Transfer and Trust Company LLC, will be the Plan Administrator for the Plan. AST will keep records, send quarterly statements of account and transaction statements to you and perform other administrative duties relating to the Plan.

You may contact AST by:

Telephone:	1-877-281-4378

Mail:	TRANSACTION PROCESSING American Stock Transfer and Trust Company LLC P.O. Box 922 Wall Street Station New York, NY 10269-0560

CORRESPONDENCE American Stock Transfer and Trust Company LLC 6201 15th Avenue Brooklyn, NY 11219

Internet:	www.amstock.com

Customer service representatives are available from 8 A.M. to 7 P.M. Eastern Time, Monday through Thursdays, and 8 A.M. to 5 P.M. on Fridays.

4.	What are my dividend reinvestment options?

When you enroll, you will indicate on the enrollment form whether you want the dividends on your shares reinvested. To comply with Internal Revenue Service regulations, for participants to be eligible to use average cost basis, at least 10 percent of every dividend paid must be reinvested in our common stock. If you do not indicate a preference, 100% of all dividends on all shares registered in your name and held in your account on the dividend record date will be reinvested in additional shares of SJW Corp. common stock on the dividend payment date.

If you receive any cash dividends on your shares, you will receive payment by check unless you elect to have cash dividends deposited directly into your bank account. To authorize direct deposit, complete the Dividend Direct Deposit authorization form, which can be obtained from AST.

You may change your dividend reinvestment election at any time by completing a new enrollment form and delivering the form to AST. Requests for changes must be received at least three business days prior to the next dividend record date to be effective for that dividend.

You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. AST will mail to you a Form 1099-DIV reporting your dividends (including reinvested dividends) shortly after the close of each calendar year and also will report that information to the Internal Revenue Service.

5.	How do I make an additional purchase?

After you have opened your Plan account, you may buy additional shares (including fractional shares) by check as often as monthly. Use the form attached to your Plan statement or transaction confirmation, or call AST for additional forms. You also may arrange for automatic monthly purchases, or one-time purchases, using electronic funds transfer from your bank checking or savings account. Each method is described below. Regardless of the method used, each purchase you make must be for a minimum of $25.00, and all purchases may not exceed $50,000.00 in any calendar year. If you send a check or have authorized an electronic funds transfer in an amount that would cause you to exceed the $50,000.00 calendar year limit, your funds will be returned and no investment will be made.

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If you buy additional shares by mail, you may pay by check payable to “American Stock Transfer and Trust Company LLC” in U.S. dollars, drawn on a U.S. bank. No interest will be earned on funds held by AST prior to their investment. Do not send cash. Money orders, third party checks and foreign checks will not be accepted and will be returned to the sender. Send the completed form and payment to AST at the address for transaction processing provided in Question 3. The check must be received no later than 12:00 noon, Eastern Time, two business days before the investment date. Checks received after this date will be used to purchase shares on the succeeding investment date. See Question 7 for information about the investment date.

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Alternatively, you may elect to have funds automatically withdrawn every month by electronic funds transfer from your checking or savings account at a qualified financial institution. Automatic electronic funds transfer enrollment forms are available by calling AST at 1-877-281-4378. You also may make optional cash payments online at www.amstock.com as a one-time event or recurring event using electronic funds transfer from a bank account. If you authorize automatic withdrawals, funds will be withdrawn from your bank account on or about the 25th of each month (or the next business day if the 25th is not a business day), and will be invested in SJW Corp. common stock on the next available investment date. You may terminate the automatic monthly electronic funds transfer by providing written instructions to AST. You may change the amount of money to be withdrawn by submitting a new automatic electronic funds transfer enrollment form to AST.

Once funds have been deposited with AST, you may not request a cash refund or otherwise change your order.

In the event that any check or other deposit is returned unpaid for any reason or your designated bank fails to make an electronic funds transfer because your account does not have sufficient funds or for any other reason, AST will consider the request for the applicable purchase null and void, immediately remove from your account any shares already purchased in anticipation of receiving those funds and sell those shares. You also will be charged a $25.00 administrative fee for any check or other deposit that is returned unpaid by your bank or for any electronic funds transfer that is rejected by your bank. If the net proceeds from the sale of the shares removed from your account are insufficient to satisfy the balance of the uncollected amounts, including the administrative fee, AST may sell additional shares from your account as necessary to satisfy the uncollected balance. This fee will be collected by AST from proceeds of the sale of the number of shares in your account necessary to satisfy the fee.

6.	How are shares purchased for my account?

AST, SJW Corp.’s transfer agent and the agent for Plan participants, will buy the shares for your Plan account. AST may buy shares directly from SJW Corp. AST also may buy shares in the public markets or in privately negotiated transactions. Purchases generally will be made for the Plan and credited to Plan accounts once each month. If demand requires, purchases may be made over several days for the monthly crediting to Plan accounts.

AST may use a broker affiliated with AST to execute purchases and sales for Plan participants. See Question 12 for information about selling shares held through the Plan.

7.	When will shares be purchased?

The Plan’s investment date typically will be once each month, on the first business day of the month. However, during the month in which a dividend is paid, the investment date will be the date on which the dividend is paid or the next business day if the payable date is not a business day. If purchases are to be made in the open market, AST may effect purchases as frequently as daily, depending on purchase volumes.

Requests for additional purchases made by check must be received at AST by 12:00 noon, Eastern Time, two business days prior to the investment date. Cash purchases not received before the applicable deadline will not be invested until the next succeeding investment date.

Funds for automatic monthly investments will be withdrawn from your bank account on or about the 25th day of every month, and will be invested in SJW Corp. common stock on the next investment date. To the extent you authorize dividend reinvestment, your dividends will be reinvested on the next investment date, which is the dividend payment date or, if the dividend payment date is not a business day, on the first business day following the dividend payment date.

No interest will be paid on any funds held by AST between investment dates. Once funds have been deposited with AST, you may not request a cash refund or otherwise change your order.

8.	What price will I pay for shares?

If AST buys your shares from SJW Corp., the share price will be equal to the closing price per share of SJW Corp. common stock, as reported on the NYSE Consolidated Tape, on the date of purchase.

If AST buys your shares in the public markets or in privately negotiated transactions, the share price will be the average price of all shares purchased for the monthly crediting to Plan accounts.

These share prices apply whether AST is purchasing shares for your initial enrollment, purchasing additional shares for your account or reinvesting dividends.

When you send in a payment by check or electronic funds transfer to buy SJW Corp. stock, AST will use your funds to buy the number of shares (including fractional shares to three decimal places) that can be purchased with your funds at the price described above. You will not be charged any transaction fees for the purchase.

9.	May I receive stock certificates for shares in my account?

You may obtain a certificate at any time and without charge by submitting a written request to AST to withdraw shares from your Plan account and issue stock certificates to you. AST will issue certificates in the exact name(s) shown on the account. To have certificates issued in a different name, follow the procedures in Question 11. AST will send you the requested certificates, generally within two weeks after receiving your request.

Certificates will be issued for whole shares only. No certificates will be issued for fractional shares of common stock. Instead, the market value of any fractional shares will be paid in cash. You may continue to reinvest dividends on shares through the Plan even though you receive certificates.

10.	Does the Plan offer safekeeping services?

Yes. If you have SJW Corp. common stock certificates, you may send them to AST for deposit as book entry shares held in your Plan account. With safekeeping, you no longer bear the cost and risk associated with the storage, loss, theft, or destruction of stock certificates. To use the safekeeping service, send your certificates to AST by registered mail, insured for 2% of the then current market value of the shares. Include signed, written instructions to AST to deposit the shares in a Plan account for safekeeping. If you do not specify a preference 100% of all dividends on all shares in your Plan account will be reinvested in additional shares of SJW Corp. common stock. To comply with Internal Revenue Service regulations, for participants to be eligible to use average cost basis, at least 10 percent of every dividend paid must be reinvested in our common stock. Do not endorse the certificates or complete the assignment section on the back of the certificates. There is a fee of $7.50 for this service. However, if you request to deposit your shares to a dividend reinvestment account and also request the sale of your shares, the $7.50 fee will be waived.

11.	How do I transfer shares that I hold to someone else?

To transfer ownership of some or all of your shares held through the Plan, you must send to AST written transfer instructions and your signature must be “Medallion Guaranteed” by a qualified financial institution. Most banks and brokers participate in a Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant’s account. A notary is not sufficient. For information regarding the transfer process, call AST at 1-877-281-4378.

12.	May I sell shares I hold through the Plan?

Yes. You can authorize the sale of shares held in your Plan account by completing and submitting the Other Transactions Form portion of the reinvestment account statement. AST will cause your shares to be sold as often as daily but at least once each week. Your shares may be aggregated with those of other Plan participants who have requested sales of shares in their Plan accounts. In that case, you will receive proceeds based on the average price of all shares sold. AST will send you a check for the proceeds of the sale of your shares, less a transaction fee of $15.00 plus $.10 per share sold and any applicable transfer taxes. You will not receive interest on sales proceeds held pending disbursement. Instructions to AST to sell shares are binding and may not be rescinded.

AST will mail to you a check for the net proceeds of the sale, together with a Form 1099-B reporting the sale of shares for income tax purposes, usually on the third business day following the date your shares are sold. Sale information also will be reported to the Internal Revenue Service.

You may sell your shares through a stockbroker of your choice, or privately. In either case, request conversion of your full Plan shares into direct registration or, if you would prefer to receive stock certificates, request certificates for your shares. If you wish to have your shares registered in the name of a nominee, follow the procedures described in Question 11. Upon your receipt of the direct registration confirmation or your stock certificates, proceed as you would to sell any other stock that is registered in your name or the name of your nominee.

Please note that if your Plan account holds less than one full share, SJW Corp. or AST may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account, less the $15.00 withdrawal fee.

13.	How may I close my Plan account?

You may close your account at any time by checking the appropriate box on the tear off form attached to a Plan statement and mailing it to AST at the address set forth in Question 3. Your account will be closed within five business days after AST receives your instructions. If your request is received less than three days prior to a dividend payment date, the dividend will be reinvested to the extent previously authorized, and the reinvested shares will be added to the shares to be withdrawn from your Plan account. There is a $15.00 administrative fee for closing a Plan account.

When your account is closed, AST will convert all of the full shares in your Plan account to direct registration, or, if you instruct AST in writing, AST will send you certificates representing all of the full shares in your account. In either case, your shares will be registered in the exact name(s) shown on the account. (If you wish to have your shares registered in a different name, please follow the procedures described in Question 11.) AST will liquidate any fractional share in your account and send you a check for the proceeds, less applicable fees. After your account is closed, dividends on any shares of SJW Corp. stock, other than dividends payable in stock or other non-cash assets, will be paid in cash and sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.

Alternatively, you may direct AST to sell any or all of the shares in your account. If AST sells your shares, a liquidation fee of $15.00 plus $0.10 per share, together with any applicable transfer tax, will be deducted from the proceeds, and AST will mail you a check for the net proceeds, together with a Form 1099-B reporting the sale of shares for income tax purposes. Sale information also will be reported to the Internal Revenue Service. You will not receive interest on sales proceeds held pending disbursement.

14.	How may I keep track of my account’s activity?

AST will send to you statements of your year-to-date account activity, dividend reinvestment, additional investment or sale of shares. The statements will show, to the extent applicable, the amount invested, the purchase or sale price of shares subject to Plan transactions, the number of shares purchased or sold and Plan fees, if any, as well as any activity associated with share deposits or withdrawals. Please notify AST promptly in writing if your address changes.

Please retain all statements for your records. The statements contain important tax and other information. You will be charged a fee of $25.00 if you require a duplicate statement for a prior year. There are no fees for the current year’s statement.

15.	What happens if SJW Corp. issues a stock dividend, declares a stock split or conducts a rights offering?

Your Plan account will be adjusted to reflect any additional shares of SJW Corp. stock distributed as a stock dividend, stock split or other distribution, based on shares of SJW Corp. held in your account. In the event of a stock subscription or other rights offering, you will be entitled to receive rights based on the total number of whole shares credited to your account. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or rights offering.

16.	May I vote my Plan shares at shareholders meetings?

Yes. You will receive proxy materials, reports to shareholders, and any other materials sent to SJW Corp. shareholders. The proxy card you receive will represent both the full and fractional shares in your Plan account. SJW Corp. may choose to send to you a notice of internet availability of proxy materials instead of a proxy card, proxy statement and annual report. If used, this notice will provide instructions for viewing the annual report and proxy materials online, and for voting your shares. Even if SJW Corp. chooses to use this notice, you will be provided an opportunity to request printed or e-mail copies of the annual report and proxy materials, which will be provided without charge.

17.	May the Plan be amended or terminated?

Yes. SJW Corp. and AST each may suspend, modify or terminate the Plan at any time. Neither SJW Corp. nor AST will be liable for any such action. All participants will receive notice of any suspension, modification or termination. If the Plan is terminated, whole shares held in your account will be converted into direct registration or, if you request in writing, certificates for whole shares will be issued to you. A cash payment will be made for any fractional share. SJW Corp. and AST each reserve the right, in its sole discretion, to deny, suspend or terminate participation by a participant who is using the Plan for purposes inconsistent with the intended purpose of the Plan.

18.	What are the responsibilities of SJW Corp. and AST under the Plan?

Neither SJW Corp. nor AST will be liable for any act that was taken in good faith, or for actions required by law, or for good faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or changes in the market value of SJW Corp. stock.

You should recognize that neither SJW Corp. nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan. Moreover, the Board of Directors of SJW Corp. determines dividend record and payment dates, and dividend amounts. The Board of Directors may increase or decrease dividends.

19.	What are the tax consequences of participating in the Plan?

The discussion below is only a summary of the important U.S. federal income tax consequences of your participation in the Plan. This summary is not a complete description of all of the tax consequences of your participation in the Plan and is subject to change based on changes in tax laws and regulations. Participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences of participation in the Plan (including the effect of federal, state, local and foreign tax laws and U.S. tax withholding laws).

The U.S. federal income tax consequences of participating in the Plan are as follows:

•	Cash dividends reinvested under the Plan are taxable to you as if they had been paid to you in cash on the applicable dividend payment date.

•	The tax basis of shares purchased with reinvested dividends or additional cash purchases generally is the amount you paid to acquire the shares.

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You do not realize taxable income from the transfer of shares to your Plan account or from the withdrawal of whole shares from your Plan account. You will, however, generally realize gain or loss from the receipt of cash instead of any fractional share. You also will realize gain or loss when your Plan shares are sold. The amount of the gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of the shares.

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In addition, the Internal Revenue Service may require that fees incurred in the purchase of shares and paid by us on your behalf be treated as income to you, in which case such amounts can be included in the tax basis of the purchased shares.

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The Plan Administrator reports dividend income to participants and the Internal Revenue Service on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the Internal Revenue Service on Form 1099-B.

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Your dividends and sale proceeds are subject to federal withholding if you fail to provide a taxpayer identification number to the Plan Administrator. Dividends and sale proceeds payable to participants residing in certain foreign countries also may be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withheld. For IRS reporting purposes, the amount of any dividend withheld is included in the dividend income.

INFORMATION ABOUT SJW CORP.

SJW Corp. is a holding company with four wholly-owned subsidiaries:

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San Jose Water Company is a public utility that provides water service to approximately 226,000 connections serving approximately one million people. The company’s service area covers approximately 138 square miles in the metropolitan San Jose area. It was originally incorporated under the laws of the State of California in 1866 and, as part of a reorganization in 1985, became a wholly owned subsidiary of SJW Corp.

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SJW Land Company owns undeveloped land in California and Tennessee, owns and operates commercial buildings in California, Florida, Connecticut, Texas, Arizona and Tennessee, and has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which owns and manages an office building.

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SJWTX, Inc., doing business as Canyon Lake Water Service Company, is a public utility that provides water service to approximately 9,200 connections serving approximately 36,000 people. Its service area covers approximately 237 square miles in western Comal County and southern Blanco County, Texas, located between San Antonio and Austin.

•	Texas Water Alliance Limited is undertaking activities to develop a water supply project in Texas.

SJW Corp.’s address is 110 West Taylor Street, San Jose, California 95110.

Where to obtain additional information about SJW Corp. SJW Corp. files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public at the SEC’s website at www.sec.gov and at SJW Corp.’s website at www.sjwater.com. You may read and copy any document that SJW Corp. files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows SJW Corp. to “incorporate by reference” into this prospectus the information it files with the SEC. This enables SJW Corp. to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this prospectus, and the information SJW Corp. files with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. SJW Corp. incorporates by reference into this prospectus the following documents filed with the SEC and any future filings that it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Current Report on Form 8-K filed with the SEC on January 31, 2011; and

•	The description of SJW Corp.’s common stock set forth in SJW Corp.’s Registration Statement on Form 8-A, filed with the SEC on October 31, 2005.

You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

SJW Corp.

110 W. Taylor Street

San Jose, California 95110

Attn: Investor Relations

(800) 250-5147

Any statement made in a document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement made in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

USE OF PROCEEDS

The net proceeds from the sale of shares through the Plan will be used for working capital and general corporate purposes. SJW Corp. will not receive any proceeds from the Plan’s purchase of shares in the public markets or in privately negotiated transactions.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP, San Francisco, California, has provided an opinion regarding the validity of the SJW Corp. common stock offered by this prospectus.

EXPERTS

The consolidated financial statements and financial statement schedule of SJW Corp. as of December 31, 2010 and December 31, 2009 and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

SJW Corp.

Dividend Reinvestment

and

Stock Purchase Plan

3,000,000 shares

Common Stock

PROSPECTUS

            , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table lists the estimated expenses to be incurred by the registrant in connection with the offer and sale of securities registered under this registration statement.

SEC registration fee	$8,551
Legal fees and expenses	$30,000	*
Accounting fees and expenses	$8,000	*
Printing fees	$4,970	*
Miscellaneous	$1,300	*

Total	$52,821	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Section 317 of the California General Corporation Law (the “CGCL”) provides that, subject to certain exceptions, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation (which term includes an officer or director), against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Section 317 further provides that, subject to certain exceptions, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the CGCL provides that a corporation’s articles of incorporation may eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, provided, however, that such a provision may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (relating to transactions between a corporation and one or more of its directors, between a corporation and another corporation in which one or more directors has a material financial interest or between a corporation and another corporation having one or more common directors) or (vii) under Section 316 of the CGCL (relating to directors’ liability for specified distributions, loans and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit or eliminate the liability of a director for any act or omission occurring prior to the date when the provision became effective or for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

Section 6.2 of the registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), eliminate the liability of directors for monetary damages to the fullest extent permissible under California law. Section 6.3 of the Articles of Incorporation provides for indemnification of agents to the fullest extent permitted by Section 317 of the CGCL. Section 6.3 further authorizes the registrant to provide indemnification of agents for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification set forth in Section 204 of the CGCL. Pursuant to the authority provided in the Articles of Incorporation, the registrant has entered into indemnification agreements with some of its executive officers and each of its directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the registrant, and providing certain other protection. The registrant also maintains insurance policies that insure its officers and directors against certain liabilities.

Item 16. Exhibits.

The file number of each annual and current report listed below is 1-8966:

Exhibit Number	Description

4.1	Restated Articles of Incorporation of SJW Corp. Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.2	Certificate of Amendment of Restated Articles of Incorporation of SJW Corp. Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed on February 27, 2006.

4.3	By-Laws of SJW Corp. Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed on July 29, 2010.

*5	Opinion of Morgan, Lewis & Bockius LLP.

**23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

*24	Powers of Attorney (included on the signature page of this registration statement).

*	Previously filed
**	Filed herewith

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California, on April 15, 2011.

SJW CORP.

By:	/s/ W. RICHARD ROTH
W. Richard Roth President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. RICHARD ROTH W. Richard Roth	President, Chief Executive Officer and Director	April 15, 2011

* James P. Lynch	Chief Financial Officer and Treasurer	April 15, 2011

* Wendy Avila-Walker	Controller (principal accounting officer)	April 15, 2011

* Katharine Armstrong	Director	April 15, 2011

* Mark L. Cali	Director	April 15, 2011

* J. Philip DiNapoli	Director	April 15, 2011

(Signatures continued on next page)

(Signatures continued from previous page)

* Douglas R. King	Director	April 15, 2011

* Norman Y. Mineta	Director	April 15, 2011

* Ronald B. Moskovitz	Director	April 15, 2011

* George E. Moss	Director	April 15, 2011

* Charles J. Toeniskoetter	Director	April 15, 2011

* Robert A. Van Valer	Director	April 15, 2011

*By:	/S/ W. RICHARD ROTH
W. Richard Roth, as Attorney-in-Fact pursuant to powers of attorney previously filed as part of this Registration Statement

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Articles of Incorporation of SJW Corp. Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.2	Certificate of Amendment of Restated Articles of Incorporation of SJW Corp. Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed on February 27, 2006.

4.3	By-Laws of SJW Corp. Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed on July 29, 2010.

*5	Opinion of Morgan, Lewis & Bockius LLP.

**23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

*23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

*24	Powers of Attorney (included on the signature page of this registration statement).

*	Previously filed
**	Filed herewith